Exhibit 99.1

USA Truck Reports First Quarter 2017 Results

●	1Q 2017 net loss of ($4.9) million, or ($0.61) per share versus 1Q 2016 net loss of ($1.8) million, or ($0.19) per share
●	Continued progress in miles per seated tractor per week – up 4.8% over 1Q 2016, and Base revenue per seated tractor per week – up 0.9% over 1Q 2016
●

1Q results include pretax $4.5 million, or $0.35 per share, net-of-tax, insurance reserve development charge, and pretax $0.8 million, or $0.06 per share, net-of-tax, severance in salaries, wages and employee benefits

●	Return to operating profitability expected in 3Q 2017 as new management team and strategic initiatives take hold

Van Buren, AR – May 3, 2017 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider, today announced its financial results for the three months ended March 31, 2017.

For the quarter ended March 31, 2017, consolidated operating revenue was $101.7 million compared to $110.6 million for the prior-year period. Base revenue, which excludes fuel surcharge, was $89.8 million compared to $102.0 million for the 2016 period. The Company reported a net loss of ($4.9) million, or ($0.61) per diluted share for the first quarter 2017, compared to a ($1.8) million, or ($0.19) per diluted share, for the same quarter in 2016, on a 1.4 million (14.8%) decrease in average diluted shares outstanding. The Company’s first quarter 2017 operating ratio was 106.3%, compared to 102.1% in the 2016 quarter.

Included in loss per diluted share for the quarter ended March 31, 2017 was approximately $0.8 million, or $0.06 per share, net-of-tax, of severance costs recorded in salaries, wages and employee benefits. The quarter also includes a $4.5 million, or $0.35 per share net-of-tax, charge for adverse development on auto and workers’ compensation claims. Included in loss per diluted share for the quarter ended March 31, 2016 was $5.3 million, or $0.34 per share, net-of-tax, relating to restructuring, impairment and other costs.

President and CEO James Reed commented, “Having now completed three months in the role as USA Truck’s CEO, I believe we are making important strides toward improving our Trucking segment’s productivity, and taking the right steps in building a lean and efficient company that can generate profits in the relative near-term and create sustainable value over time. My first priority has been, and will continue to be, returning USA Truck to profitability as quickly as possible. Accomplishment of that goal requires focusing our efforts on the following objectives:

●

Building our leadership team. In addition to my recent appointment to the role, we have recently added a new CFO, an SVP – Human Resources, and a logistics business development leader, each of whom embrace the intensity and accountability we believe are necessary to improve the company’s performance. We are actively recruiting additional talent that we expect to onboard in the coming months as part of our effort to build a best-in-class management team with the experience, grit, determination and leadership we expect will deliver meaningful and sustainable value over the long-term.

●

Trucking turnaround. There were measurable improvements in Trucking productivity during the quarter; however, these improvements were overshadowed by continued challenges in seated tractor count. This has been a continuing problem for the Company during the past year, but we have recently seen sequential improvement. While we ended the first quarter of 2017 with an unseated tractor percentage of 8.3% up from 3.1% for the same period in the prior year, average seated tractor count increased sequentially to 1,563 in the quarter, an increase of 1.0% over the fourth quarter of 2016. At the same time, base revenue per seated tractor per week improved 0.9%, to $3,040 up from $3,014 for the fourth quarter of 2016. These metrics demonstrate progress toward our goals of increasing average seated tractor count by 5-7% over the fourth quarter 2016 average of 1,547, and increasing base revenue per seated tractor per week by 3-5% over the full year 2016 average of $2,998.

●

Improve base revenue yield. Yield has been a problem for the Company since the second quarter of 2016 when base revenue per loaded mile dropped by $0.17 or 9.1% due to the loss of business from several large customers. As a result, our base revenue per loaded mile for the first quarter of 2017 decreased 3%, or $0.053 per mile, when compared to the same period in 2016. Sequentially, base revenue per loaded mile decreased 0.8%, or $0.014 per mile, showing improved performance when compared to the 7.2% decrease in rate that occurred from fourth quarter 2015 into first quarter 2016.

●

Ongoing commitment to reducing costs. We made progress in the first quarter toward our goal of reducing at least $3.5 million in fixed costs in 2017, and remain committed to its achievement. During the quarter, fixed controllable costs reduced $1.1 million year-over-year due to reductions in operations and maintenance, salaries, wages and employee benefits, and operating taxes and licenses, combined. Additionally, we removed 22 tractors from the fleet during the quarter as part of our continued efforts to align our fixed cost structure and fleet size with demand. Operating expenses on a cost-per-mile basis were flat sequentially.

●

Drive net revenue growth of USAT Logistics. Results from our USAT Logistics initiatives came in below our expectations for the quarter. Operating revenue decreased 10.1% year over year to $31.4 million. Gross margin decreased to 16.4% in the quarter, down from 18.7% in the first quarter 2016. While we were challenged by difficult market conditions, we are increasing our focus on our sales pipeline and customer contract activity. We are committed to the success of our current initiatives regardless of market dynamics, and will continue to expand our service portfolio, which we expect will diversify and reduce our dependence on dry van truckload freight, focusing specifically on LTL and flat-bed/project cargo.

Trucking

Trucking operating revenue declined $5.4 million, or 7.2%, to $70.3 million for the first quarter of 2017 primarily due to approximately 11% fewer seated tractors and a 3% decrease in base revenue per loaded mile, offset by higher fuel surcharge revenue. Operating loss was ($7.1) million for the 2017 period compared to ($4.4) million for the 2016 period. This change was primarily the result of a $5.4 million decrease in operating revenue and a $4.4 million insurance charge related to adverse claims development during the quarter from prior years’ claims, partially offset by a $2.6 million improvement in operations and maintenance expense and the absence of last year’s $4.8 million restructuring charge.

Operationally, the first quarter performance showed progress in several areas. Productivity improvements were seen in a 4.8% increase in average miles per seated tractor per week, when compared to the same period in the prior year, and a 1.4% increase sequentially over the fourth quarter of 2016. Base revenue per seated tractor per week improved to $3,040, an increase of approximately 0.9% year-over-year and 0.7% sequentially. The average number of in-service tractors decreased 6.1%, or 110 tractors, compared to the first quarter of 2016, and on a sequential basis fleet size remained unchanged. The average number of seated tractors was down 11.1%, or 195 tractors, year-over year. However, on a sequential basis, seated tractor count increased by approximately 1.0%, which is encouraging given our ongoing driver retention challenges and shows progress in driver retention.

Moving forward, we expect to improve our underlying cost structure by focusing on reducing collision expenses to industry peer levels over the next two years, improving driver retention with the goal of reducing costly recruiting costs and turnover inefficiencies, and enhancing network management, which directly impacts operational efficiency and therefore cost. We believe success in these areas will create short-term performance improvement and a long-term structural foundation that will position the trucking business well for 2017 and beyond.

USAT Logistics

Operating revenue decreased 10.1% year-over-year and 5.4% sequentially, while operating income decreased 63.7% year-over-year and 52.8% sequentially. The year-over-year change in operating income was the result of a 12.3% decrease in gross margin, combined with 6.6% less revenue per shipment and 3.8% fewer loads.

Overall, USAT Logistics results reflected continued soft demand for asset-light capacity. While the primary 2017 revenue initiatives did not produce anticipated results, they remain a focus of time, energy and resources. USAT Logistics de Mexico office opening was delayed due to Mexico government regulatory requirements but did open for business on March 1st, and our sales agent initiative showed improved traction as the quarter progressed, but still trails aggressive plan levels. A new customer load board desk has generated significant incremental loads and revenue daily since its implementation during the quarter.

2017 Outlook

We previously indicated that our business initiatives for Trucking and USAT Logistics were expected to have an $11 million – $15 million positive impact on operating income for 2017 compared to 2016. However, much softer demand in our logistics business and slower pace of seating of tractors made for a slower than expected start to the year. As a result, although we continue to execute on these business initiatives, we now expect they will have a $6 million – $10 million positive impact on 2017 operating income when compared to 2016. We will continue to invest in the scope and services of USAT Logistics and now expect this business to generate approximately 35% of our consolidated revenue by the end of 2017. We also expect to return to operating profitability in the third quarter 2017.

Segment Results

The following table includes key operating results and statistics by reportable segment:

	Three Months Ended
	March 31,
Trucking:	2017	2016
Operating revenue (in thousands)	$70,280	$75,702
Operating loss (in thousands) (1)	$(7,128)	$(4,369)
Operating ratio (2)	110.1%	105.8%
Adjusted operating ratio (3)	110.7%	99.3%
Total miles (in thousands) (4)	40,449	43,872
Deadhead percentage (5)	13.2%	12.4%
Base revenue per loaded mile	$1.740	$1.793
Average number of in-service tractors (6)	1,704	1,814
Average number of seated tractors (7)	1,563	1,758
Average miles per seated tractor per week	2,013	1,920
Base revenue per seated tractor per week	$3,040	$3,014
Average loaded miles per trip	579	563

USAT Logistics:
Operating revenue (in thousands)	$31,390	$34,916
Operating income (in thousands) (1)	$729	$2,006
Net revenue (in thousands) (8)	5,359	6,718
Gross margin (9)	16.4%	18.7%

(1)	Operating (loss) income is calculated by deducting operating expenses from operating revenues.

(2)	Operating ratio is calculated as operating expenses as a percentage of operating revenue.
(3)

Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. See GAAP to non-GAAP reconciliation below.

(4)	Total miles include both loaded and empty miles.
(5)	Deadhead percentage is calculated by dividing empty miles into total miles.
(6)	Tractors include company-operated tractors in service, plus tractors operated by independent contractors.
(7)	Seated tractors are those occupied by drivers.
(8)	Net revenue is calculated by taking revenue less purchased transportation.
(9)	Gross margin percentage is calculated by taking revenue less purchased transportation expense and dividing that amount by revenue. This calculation includes intercompany revenues and expenses.

	Three Months Ended
	03/31/2017	12/31/2016	09/30/2016	06/30/2016	03/31/2016
Base loaded rate per mile	$1.740	$1.754	$1.725	$1.712	$1.793

Balance Sheet and Liquidity

As of March 31, 2017, our total debt and capital lease obligations, net of cash (“Net Debt”), was $131.8 million and our stockholders’ equity was $53.7 million. Net Debt to Adjusted EBITDA(a) increased year-over-year to 5.6x compared with 4.8x as of December 31, 2016. The Company had approximately $43.2 million available under its credit facility as of March 31, 2017. Our long-term goal remains to reduce our leverage ratio to between 2.5-3.0x of Net Debt to Adjusted EBITDA(a).

First Quarter 2017 Conference Call Information

USA Truck will hold a conference call to discuss its first quarter 2017 results on Wednesday, May 3, 2017 at 8:00 AM CT / 9:00 AM ET. To participate in the call, please dial 1-844-824-3828 (U.S./Canada) or 1-412-317-5138 (International). A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s website www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. A telephone replay of the call will also be available through Wednesday, May 10, 2017, and may be accessed by calling 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International) and by referencing conference ID #10101960.

(a) About Non-GAAP Financial Information

In addition to our GAAP results, this press release also includes certain non-GAAP financial measures, as defined by the SEC. The terms base revenue, “EBITDA”, “Adjusted EBITDA”, “Adjusted operating ratio”, and “Adjusted earnings per diluted share”, as we define them, are not presented in accordance with GAAP.

The Company defines EBITDA as net loss, plus interest expense net of interest income, provision for income taxes and depreciation and amortization. It defines Adjusted EBITDA as these items plus non-cash equity compensation, and severance costs included in salaries, wages and employee benefits. Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs and severance costs included in salaries, wages and employee benefits, net of fuel surcharges, as a percentage of operating revenue excluding fuel surcharge revenue. Adjusted earnings (loss) per diluted share is defined as earnings (loss) before income taxes plus restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits reduced by our statutory income tax rate, divided by weighted average diluted shares outstanding. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on EBITDA, Adjusted EBITDA, Adjusted operating ratio and Adjusted earnings per diluted share as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.

EBITDA, Adjusted EBITDA, Adjusted operating ratio and Adjusted earnings per diluted share are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of EBITDA, Adjusted EBITDA, Adjusted earnings per diluted share and Adjusted operating ratio to GAAP financial measures at the end of this press release.

Cautionary Statement Concerning Forward-Looking Statements

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release. As such, this information remains subject to the completion of our quarterly review procedures, and the filing of the related Form 10-Q, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “strategy,” “future” and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information, except as required by law. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services. For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Company Contact

USA Truck, Inc.

James Reed

President and CEO

(479) 471-2672

james.reed@usa-truck.com

Investor Relations Contact

Jody Burfening

LHA

(212) 838-3777

hfried@lhai.com

USA TRUCK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenue
Operating revenue	$101,670	$110,618

Operating expenses
Salaries, wages and employee benefits	30,639	32,573
Fuel and fuel taxes	10,774	10,189
Depreciation and amortization	7,644	7,272
Insurance and claims	8,332	4,768
Equipment rent	2,114	1,860
Operations and maintenance	6,571	9,213
Purchased transportation	37,403	36,403
Operating taxes and licenses	950	1,122
Communications and utilities	666	880
Gain on disposal of assets, net	(260)	(396)
Restructuring, impairment and other costs	--	5,264
Other	3,236	3,833
Total operating expenses	108,069	112,981
Operating loss	(6,399)	(2,363)

Other expenses
Interest expense, net	1,003	565
Other, net	98	203
Total other expenses, net	1,101	768
Loss before income taxes	(7,500)	(3,131)
Income tax benefit	(2,610)	(1,324)

Net loss and comprehensive loss	$(4,890)	$(1,807)

Net loss per share
Average shares outstanding (basic)	7,998	9,381
Basic loss per share	$(0.61)	$(0.19)

Average shares outstanding (diluted)	7,998	9,381
Diluted loss per share	$(0.61)	$(0.19)

GAAP TO NON-GAAP RECONCILIATIONS

(UNAUDITED)

(dollar amounts in thousands, except per share amounts)

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three Months Ended
	03/31/2017	12/31/2016	09/30/2016	06/30/2016
Net loss	$(4,890)	$(3,812)	$(734)	$(1,346)
Add:
Depreciation and amortization	7,644	7,672	7,411	7,599
Income tax benefit	(2,610)	(1,896)	(224)	(75)
Interest expense, net	1,003	969	913	731

EBITDA	1,147	2,933	7,366	6,909
Add:
Non-cash equity compensation	21	281	302	262
Impairment on assets held for sale	--	2,839	--	--
Severance costs included in salaries, wages and employee benefits	817	142	--	697

Adjusted EBITDA	$1,985	$6,195	$7,668	$7,868

ADJUSTED (LOSS) EARNINGS PER SHARE RECONCILIATION

	Three Months Ended
	March 31,
	2017	2016
Loss per diluted share	$(0.61)	$(0.19)
Adjusted for:
Severance costs in salaries, wages and employee benefits	0.10	--
Restructuring, impairment and other costs	--	0.56
Income tax expense effect of adjustments	(0.04)	(0.22)
Adjusted (loss) earnings per diluted share	$(0.55)	$0.15

ADJUSTED OPERATING RATIO RECONCILIATION

(UNAUDITED)

(dollar amounts in thousands)

Consolidated	Three Months Ended
	March 31,
	2017	2016
Operating revenue	$101,670	$110,618
Less:
Fuel surcharge revenue	11,842	8,601
Base revenue	$89,828	$102,017
Operating expense	$108,069	$112,981
Adjusted for:
Restructuring, impairment and other costs	--	(5,264)
Severance costs in salaries, wages and employee benefits	(817)	--
Fuel surcharge revenue	(11,842)	(8,601)
Adjusted operating expense	$95,410	$99,116
Operating ratio	106.3%	102.1%
Adjusted operating ratio	106.2%	97.2%

Trucking Segment	Three Months Ended
	March 31,
	2017	2016
Revenue	$70,471	$76,036
Less: intersegment eliminations	191	334
Operating revenue	70,280	75,702
Less: fuel surcharge revenue	9,187	6,821
Base revenue	$61,093	$68,881
Operating expense	$77,408	$80,071
Adjusted for:
Restructuring, impairment and other costs	--	(4,848)
Severance costs in salaries, wages and employee benefits	(586)	--
Fuel surcharge revenue	(9,187)	(6,821)
Adjusted operating expense	$67,635	$68,402
Operating ratio	110.1%	105.8%
Adjusted operating ratio	110.7%	99.3%

USAT Logistics Segment	Three Months Ended
	March 31,
	2017	2016
Revenue	$32,650	$35,911
Less: intersegment eliminations	1,260	995
Operating revenue	31,390	34,916
Less: fuel surcharge revenue	2,655	1,780
Base revenue	$28,735	$33,136
Operating expense	$30,661	$32,910
Adjusted for:
Restructuring, impairment and other costs	--	(416)
Severance costs in salaries, wages and employee benefits	(231)	--
Fuel surcharge revenue	(2,655)	(1,780)
Adjusted operating expense	$27,775	$30,714
Operating ratio	97.7%	94.3%
Adjusted operating ratio	96.7%	92.7%

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share data)

	March 31,	December 31,
	2017	2016
		(as recast)
Assets
Current assets:
Cash	$120	$122
Accounts receivable, net of allowance for doubtful accounts of $794 and $608, respectively	54,833	55,127
Other receivables	6,707	6,986
Inventories	409	413
Assets held for sale	1,726	4,661
Prepaid expenses and other current assets	6,466	6,187
Total current assets	70,261	73,496
Property and equipment:
Land and structures	31,594	31,500
Revenue equipment	254,850	269,953
Service, office and other equipment	25,859	25,295
Property and equipment, at cost	312,303	326,748
Accumulated depreciation and amortization	(110,481)	(106,465)
Property and equipment, net	201,822	220,283
Other assets	1,158	1,189
Total assets	$273,241	$294,968
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,982	$18,779
Current portion of insurance and claims accruals	12,932	10,665
Accrued expenses	7,591	7,533
Current maturities of capital leases	15,824	16,742
Insurance premium financing	2,628	3,943
Total current liabilities	61,957	57,662
Deferred gain	632	652
Long-term debt	80,175	96,600
Capital leases, less current maturities	33,282	35,133
Deferred income taxes	34,052	37,775
Insurance and claims accruals, less current portion	9,424	8,558
Total liabilities	219,522	236,380
Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value; 1,000,000 shares authorized; none issued	--	--
Common Stock, $.01 par value; 30,000,000 shares authorized; issued 12,064,008 shares, and 12,156,376 shares, respectively	121	122
Additional paid-in capital	68,397	68,375
Retained earnings	53,073	57,963
Less treasury stock, at cost (3,849,815 shares, and 3,849,815 shares, respectively)	(67,872)	(67,872)
Total stockholders’ equity	53,719	58,588
Total liabilities and stockholders’ equity	$273,241	$294,968